SMS CONNECTIVITY AGREEMENT

STANDARD TERMS AND CONDITIONS

between
Mobliss, Inc.
and
Cingular Wireless LLC

This Agreement ("Agreement"), is entered into by and between Cingular Wireless LLC, a Delaware limited liability corporation ("Cingular"), with and Mobliss, Inc, ("Customer") to be effective as of 1/8 , 2004 (the "Effective Date").

Exhibits
Exhibit A     Premium SMS Revenue Share and Fees for Service
Exhibit B     Template for Shortcodes Applications
Exhibit C     Template for Premium SMS Billing and Shortcode Applications
Exhibit D     Service Level Agreement

RECITALS

WHEREAS, Cingular is a provider of wireless messaging service ("Cingular Services"); and

WHEREAS, Customer provides content and applications that may be sent via wireless messaging services;

WHEREAS, Customer desires to interconnect with Cingular, either directly or through a designated party, so as to more efficiently deliver its Content to Cingular subscribers ("Connectivity");

WHEREAS, from time to time Customer may request that Cingular provide it with billing services to enable Subscribers to more easily purchase premium SMS services from Customer; and

WHEREAS, from time to time Customer may request that Cingular provide it with Shortcodes to make it more convenient for Subscribers to send SMS messages to Customer.

NOW, THEREFORE, and in consideration of the mutual promises, representations and warranties contained in this Agreement, the parties agree as follows:

1. DEFINITIONS

The following definitions apply throughout this Agreement, including any Exhibits:

1.1 "Customer Marks" means the Marks of Customer or its Affiliates that are used in or relate to Customer's and its Affiliate's businesses.

 1.2 "Customer Content" means all data, information, and other content made available by or on behalf of Customer through the Customer Information Service or otherwise provided by Customer to Cingular for Cingular's use as described in this Agreement. The types of Customer Content that Customer may transmit under the Agreement are described in Section 2.1.1.

1.3 "Customer Information Service" means Customer's service that distributes SMS content for use in connection with wireless devices of Subscribers.

1.4 "Marks" means trademarks, service marks, logos, insignias, trade dress and other proprietary trade designations protected by law.

1.5 "Premium SMS" means the charging of Cingular subscribers for a specific use of text messaging with the use of Shortcodes for a per event charge in addition to their already prescribed monthly service plan.

1.6 "Shortcodes" means a combination of fewer than ten digits to which Subscribers can direct text messages from their Wireless Equipment and which Cingular will translate into a valid SMTP address for deliver to Customer.

1.7 "SMS" mean short message service.

1.8 "SMS Connectivity" means the ability to access with permission the Cingular text messaging network architecture for the purpose of transmitting SMS messages to or from Cingular subscribers.

1.9 "Subscribers" means users of Cingular Services.

1.10 "Unsuitable Content" means Customer Content that Cingular may in its sole discretion determine to be inappropriate, including content that is in any way unlawful, harmful, threatening, defamatory, obscene, harassing, or racially, ethically or otherwise objectionable; services that facilitate illegal activity, promote violence, promote discrimination, promote illegal activities, or incorporate any materials that infringe or assist others to infringe on any copyright, trademark, or other intellectual property rights.

1.11 "User Data" means personally identifiable data generated in connection with a Cingular User's use of the Customer Information Service, including without limitation, information that may be provided at the time of registration for the Customer Information Service, but expressly not including personally identifiable data provided to Customer or any of its Affiliates in any manner other than in connection with the Customer Information Service.

1.12 "Wireless Equipment" means digital electronic equipment meeting the requirements of and authorized by Cingular for the use of the Cingular Service, including the Cingular Services that enable Cingular Users to receive the Customer Information Service.

2. SERVICES

2.1 Services Available under this Agreement. This Agreement includes several services some of which are available on an ala carte basis for the delivery of Customer Content to Subscribers as follows:

2.1.1 Customer will be allowed to use the SMS Connectivity for the following uses Voting, Polling, Mobile Marketing, Alerts, Content Delivery, and Application Support. Cingular must be notified in advance of using the granted connectivity for any additional uses not identified in this section. Cingular will have thirty (30) days to respond to these requests and can disapprove the efforts. Notification should be sent to the same address c/o the contract signor for Cingular.

2.1.2 Customer will be granted SMS Connectivity, either through a direct connection to the Cingular messaging architecture, or through a Cingular designated intermediary. Cingular at its sole discretion will determine that appropriate point of integration. Customer will initially be provided connectivity directly via Cingular. Cingular at its sole discretion may also request that Customer change the point of connectivity. Cingular will provide the appropriate specification and contact information for connectivity at such time as this agreement is executed.

2.1.3 Cingular may in its sole discretion reserve Shortcodes for Customer to direct Subscribers to send SMS messages to for ultimate delivery to Customer or Customer designee. Short Code reservations (without billing service requirements) shall be documented by a signed writing from both parties as in the form of Exhibit B. The first Short Code reservations, if any, shall be attached hereto as Exhibit B 1, and each subsequent Short Code reservations, if any, will be attached and labeled using the following convention: Exhibit B-2, Exhibit B-3 and so on. To be effective, any changes to a Short Code reservation must be in writing and signed by authorized representatives of both parties. Nothing herein is intended to obligate the Parties to enter into a Short Code reservation.

2.1.4 Cingular in its sole discretion may provide billing services that will enable Customer to charge a premium for delivery of Customer Content to Subscribers or for Subscribers who direct SMS messages to Customer via a Short Code. The details describing any Premium SMS Campaign shall be set forth is a signed writing in the form shown as Exhibit C. The first Premium SMS Campaign, if any, shall be attached hereto as Exhibit C 1, and each subsequent Premium SMS Campaign, if any, will be attached and labeled using the following convention: Exhibit C-2, Exhibit C-3, and so on. To be effective, any changes to a Premium SMS Campaign must be in writing and signed by authorized representatives of both parties. Nothing herein is intended to obligate the Parties to enter into a Premium SMS Campaign.

2.1.5 Customer shall provide appropriate technical and operational supervision in support of the Agreement. The support requirements are set forth in Exhibit D, Service Level Agreement.

 2.2 Nonexclusive Market Rights. It is expressly understood and agreed that neither this Agreement nor any Amendment grants to either party any exclusive privileges or rights and that either party may participate in similar business arrangements and for similar content as described herein and contract with other organizations in association with the Customer Information Service provided under this Agreement or the Agreement.

2.3 Service Prohibitions.

2.3.1 Content. Customer is solely responsible for the development, operation and maintenance of the Customer Content. Customer also is responsible for ensuring that the Customer Content (i) does not disparage, defame, or discredit Cingular or a Cingular Affiliate or their respective names and is not derogatory or detrimental to the good name or business reputation of Cingular or a Cingular Affiliate, and (ii) does not constitute Unsuitable Content. Cingular or its designated agent may review all Customer Content prior to its delivery to Subscribers. Cingular may reject any Customer Content in its sole discretion. Cingular's failure to reject Customer Content shall not constitute an approval or other endorsement of the suitability of such content.

2.3.2 Eligible Subscribers. Customer shall only send Customer Content to Subscribers who have affirmatively expressed a desire to receive Customer Content ("Opt-in Consent"). Customer may not send any unsolicited Customer Content. Customer may secure Opt-in Consent via Web registration or via SMS request.

 2.4 Registration of Users. Customer will require the Subscribers to register with Customer for the Subscribers to receive the Customer Content. Customer will use Subscriber information only in accordance with Customer's privacy policy in effect at the time the applicable Subscriber information is collected. Customer will not sell, disclose, transfer, or rent any Subscriber information obtained by it under the Agreement to any third party (other than Customer's Affiliates) or use any User Information on behalf of any third party (other than Customer's Affiliates), without the permission of the applicable user specifically approving such use. Notwithstanding the foregoing, Customer may share User Information with the sponsor of a discrete campaign using this agreement, provided that the identity of such sponsor (the "Sponsor") was provided to the Subscriber at the time of the Subscriber's registration to receive the Customer Content. Before sharing information with a Sponsor, Customer must have entered into an agreement with the Sponsor with terms prohibiting any further transfer of such Subscriber information. Customer will comply with all applicable privacy laws, rules and regulations in using or releasing any User Information.

 2.5 Advertising Limitation. Customer shall not deliver unsolicited advertising or coupons to Subscribers, including delivery of ads/coupons via SMS or via e-mail, unless Subscribers have agreed to receive such types of Customer Content.

 2.6 No Switchover Marketing. During the term of the Agreement, Customer shall not market to Cingular Subscribers (as a targeted group) to attempt to persuade them to use any other wireless carriers.

 2.7 Ownership. Subject to the licenses granted in this Agreement, Customer is and will remain the owner of all right, title and interest in and to the Customer Marks, and Customer Content, including all intellectual property rights therein. Cingular hereby acknowledges and agrees that, except as expressly set forth herein, nothing in this Agreement grants to it a right or license in any patents, copyrights, trade secrets, trademarks, logos or other property or rights of Customer or its Affiliates. Customer hereby acknowledges and agrees that nothing in this Agreement grants to it a right or license in any patents, copyrights, trade secrets, trademarks, logos or other property or rights of Cingular or its Affiliates.

3. FEES AND REVENUE SHARING Customer will pay the fees set out on Exhibit A. Cingular will collect and remit the revenue share associated with billing services as set out in Exhibit A. All payments made under this Agreement shall be made in U.S. Dollars,

4. MARKETING AND PROMOTION

4.1 Marketing and Placements. From time to time, Customer and Cingular may agree to implement certain marketing programs in support of the relationship contemplated by this Agreement, or any aspect thereof.

4.2 Trademark License.

4.2.1 License. Subject to the terms and conditions of this Agreement, each party (the "Licensee") hereby grants the other party (the "Licensor"), during the term of this Agreement, a non-exclusive, royalty-free, non-transferable, worldwide license to use and reproduce the Marks provided by Licensor hereunder solely in connection with the performance of Licensee's obligations under this Agreement.

4.2.2 License Restrictions. Licensee will use the Marks provided to Licensee by Licensor in conformance with Licensor's trademark usage policies as communicated to Licensee from time to time. Licensee will not use Licensor's Marks in a manner that Licensor reasonably believes dilutes, tarnishes or blurs the value of Licensor's Marks. Licensee acknowledges that Licensee's use of Licensor's Marks will not create in Licensee, nor will Licensee represent it has, any right, title or interest in or to Licensor's Marks other than the license granted by Licensor above. Licensee will not attempt to register any of Licensor's Marks, nor will it adopt any derivative or confusingly similar names, brands or marks or create any combination marks with Licensor's Marks. Licensee acknowledges Licensor's and its Affiliates' ownership and exclusive right to use Licensor's Marks and agrees that all goodwill arising as a result of Licensee's use of Licensor's Marks will inure solely to the benefit of Licensor and its Affiliates.

4.3 Style Guides. Customer acknowledges that it will follow the Style Guides as provided by Cingular.

5. FORECASTS

5.1 Forecasts: Customer shall provide to CINGULAR upon execution of this agreement, an estimate ("Forecast") of its network usage. This Forecast will be for at least three (3) months, and thereafter a three (3) month Forecast shall be provided at the start of each Quarter (January lst, April 1st, July 1', October These Forecasts shall include estimated number of total SMS messages with a summary of expected mobile originated and mobile terminated messages.

6. TERM AND TERMINATION

6.1 Term. The Initial Term of this Agreement shall be for one (1) year from signature by both parties. The Agreement will automatically be extended, without any further action by either party, for additional consecutive periods of one (1) year each (each a "Renewal Period").

6.2 Termination. Either party may terminate this Agreement as to any particular Content or in its entirety upon sixty (60) days prior notice to the other party of the effective date of such termination.

6.3 Price Changes. CINGULAR reserves the right to change prices for services provided by CINGULAR hereunder as necessary to account for considerations of CINGULAR expenses, competition, and market conditions. Such changes as necessary will be announced to Customer at least ninety (90) days prior to the effective date of the price change.

 6.4 Non-Payment. Notwithstanding any other provisions of this Agreement, CINGULAR shall have the right to terminate Customer's service and this Agreement without further notice if an invoice for services provided hereunder by CINGULAR is not paid in full within forty-five (45) days after the due date of such invoice, and such invoice remains unpaid for ten (10) days after Customer's receipt of written notice of such non-payment from CINGULAR.

 6.5 Unsuitable Information Services: Customer may not deliver Unsuitable Information Services via the connectivity described herein. Cingular may at its sole discretion determine that Content distributed by Customer under this agreement is Unsuitable Content. If Cingular determines that Content has been delivered by Customer after Cingular has notified Customer that such Content is an Unsuitable Content, the agreement may be terminated immediately by Cingular.

 6.6 Breach. If either party breaches or defaults on any of the provisions of this Agreement, and such breach is not cured within thirty (30) days after the breaching party receives written notice, then in addition to all other rights and remedies of law or equity or otherwise, the injured party shall have the right to terminate this Agreement without any obligation or liability. Failure to terminate this Agreement following a breach which continues longer than such thirty (30) day period shall not constitute a waiver, at any time thereafter, of the non-breaching party's rights under this Section, provided such breach has not been cured.

 6.7 Effect of Termination. Upon expiration or termination of this Agreement, (i) Cingular will immediately return to Customer all copies of the Confidential Information of Customer in the custody of Cingular, and any Customer data, equipment, materials or other property that Cingular has been provided during the term of this Agreement, (ii) Customer will immediately return to Cingular all copies of the Confidential Information of Cingular in the custody of Customer, and any Cingular data, equipment, materials or other property that Customer has been provided during the term of this Agreement, and (iii) all licenses from one party to the other party will immediately terminate. In addition, the provisions of this Agreement which by their nature survive termination shall so survive.

7. NON-DISCLOSURE

 7.1 During the term of this Agreement it may be necessary for one party to provide other party with certain written, electronic or oral information that is marked or described as, identified in writing as, or provided under circumstances indicating it is, confidential or proprietary ("Information"). The receiving party shall protect such Information received by it from whatever source from distribution, disclosure or dissemination or use to or by anyone except employees of receiving party with a need to know such Information in conjunction with the provision of services hereunder, except as authorized herein or as otherwise authorized in writing.

7.2 Receiving party will not have an obligation to protect any portion of disclosing party's Information which:

7.2.1 is made publicly available by disclosing party or lawfully by a nonparty to this Agreement; or

7.2.2 is lawfully obtained by receiving party from any source other than disclosing party; or

7.2.3 is previously known to receiving party without an obligation to keep it confidential; or

7.2.4 is released by disclosing party in writing.

7.3 Receiving party will only make copies of the Information received from disclosing party as are necessary for its use under the terms hereof, and each such copy will be marked with the same proprietary notices as appear on the originals. Receiving party agrees to use the Information solely in connection with this Agreement and for no other purpose. Receiving party agrees to return promptly all Confidential Information and any copies thereof to disclosing party upon termination or expiration of this Agreement or at any time upon the disclosing party's written request.

7.4 Receiving party's obligations as to the Confidential Information shall continue for a period of two (2) years after the termination or expiration of this Agreement.

7.5 If a demand under legal or regulatory authority of competent jurisdiction or a requirement of law for the discovery or disclosure of Confidential Information is made known to either party, the receiving party shall give notice of the demand or requirement prior to disclosing the Confidential Information and shall, upon the request and at the expense of the other party, obtain or cooperate in any efforts by the receiving party to seek reasonable arrangements to protect the confidential and proprietary nature of such Confidential Information.

7.6 Both parties agree that a breach of any of the obligations set forth in this Section 7 would irreparably damage and create undue hardships for the other party. Therefore, the non-breaching party shall be entitled to immediate court ordered injunctive relief to stop any apparent breach of this Section 7, such remedy being in addition to any other remedies available to such non-breaching party.

8. WARRANTY DISCLAIMER. THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES MADE WITH RESPECT TO THE PERFORMANCE OF SERVICES PROVIDED UNDER THIS AGREEMENT. BOTH PARTIES SPECIFICALLY DISCLAIM ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES ARISING FROM A COURSE OF DEALING, TRADE USAGE OR TRADE PRACTICE. IN ADDITION, NEITHER PARTY MAKES ANY WARRANTIES WHATSOEVER TO ANY PERSON OR ENTITY (INCLUDING BUT NOT LIMITED TO CINGULAR USERS) OTHER THAN TO THE OTHER PARTY HEREUNDER. NO REPRESENTATION OR STATEMENT MADE BY EITHER PARTY OR BY AGENTS OR EMPLOYEES OF EITHER PARTY, ORAL OR WRITTEN, INCLUDING, BUT NOT LIMITED TO, ANY SPECIFICATIONS, DESCRIPTIONS OR STATEMENTS PROVIDED OR MADE TO EACH PARTY BY THE OTHER PARTY SHALL BE BINDING UPON EITHER PARTY AS A WARRANTY OR OTHERWISE.

9. INFRINGEMENT AND INDEMNIFICATION

 9.1 Customer represents and warrants that: it owns all right, title, and interest in and to, or has sufficient authority to use and distribute or make available in the manner contemplated by this Agreement, the Customer Content; none of the Customer Content, nor the Customer Marks does or will infringe any U.S. patent, trademark, service mark, copyright, or other intellectual property right of a third party, or constitute a libel or defamation or false, deceptive or unfair advertising or disparagement under applicable law, or fail to comply with any applicable law, or constitute an invasion of the right of privacy or publicity of any person.

 9.2 Cingular represents and warrants to Customer as follows: that it owns all right, title, and interest in and to, or has sufficient authority to use and distribute in the manner contemplated by this Agreement, the services provided by Cingular generally; and that none of the Cingular services, Cingular trademark and any materials provided by Cingular to Customer for Customer's use as described in this Agreement does or will infringe any U.S. patent, trademark, service mark, copyright, or other intellectual property right of a third party, or constitute a libel or defamation or false, deceptive or unfair advertising or disparagement under applicable law, or fail to comply with any applicable law, or constitute an invasion of the right of privacy or publicity of any person.

 9.3 Each party represents and warrants that it will (a) not make any false or misleading representations with regard to the other party or its products and services, (b) not represent that it has any authority to bind the other party to any agreement, (c) obey all laws and regulations governing it and its business with respect to performance hereunder, and (d) not make any representations with respect to the specifications, features or capabilities of the other party's products or services that are inconsistent with or beyond the scope of the end user information distributed by the other party.

Each party shall defend, indemnify and hold harmless the other party, its affiliates and their respective present, former and future officers, directors, employees and agents, and their respective heirs, legal representatives, successors and assigns, (collectively the "Indemnitees"), from and against any and all claims, actions, losses, costs, liabilities or expenses (including, without limitation, reasonable attorneys' fees) which any of the Indemnitees may suffer, incur or sustain resulting from, or arising out of (a) any breach of the representations and warranties in this Agreement; (b) in the case of Customer that that any of the Information Services infringe any patent, copyright, trademark, service mark or other right of any third person; (c) any claim or action arising out of either party's failure to obtain any consent, approval or license for its activities as contemplated by this Agreement, or its failure to pay any fees due to third parties in connection therewith; (d) violation by the other party of any applicable law, rule, or regulation without regard to source; (e) breach by the other party of any contract with a third party, including but not limited to agreements with subscribers; (f) any material provided by Customer which is unlawful, libelous or defamatory; (g) any claim based on the merchantability, fitness for a particular purpose, or completeness, of the Information Services; or (h) any claim that either party's collection or use of end user personal information violates the privacy interests of any such end user or the privacy policy of the applicable party.

Each party shall, through counsel of its choice, reasonably acceptable to the other party, assume the defense of any claim or action brought against any applicable Indemnitee giving rise to the obligations and liabilities of the indemnifying party under this section, provided, however, that there is no conflict with such counsel's representation of both Cingular and Customer in connection therewith.

 9.4 The indemnification obligations set forth in this Section constitute each party's sole and exclusive remedy and each party's sole and exclusive obligation in connection with the occurrence of any event described in Section 9.3.

 9.5 As a condition of the indemnification obligations set forth in this Section: (a) the indemnified party shall give prompt written notice of any claim subject to indemnification under this Section and cooperate fully in the defense and/or settlement of the applicable claim; and (b) the indemnifying party shall have sole control of any defense and/or settlement of the applicable claim. For the avoidance of doubt, the indemnifying party's obligations under this Section are limited to the obligation to defend the indemnified party against a third party claim, to pay all costs and expenses, including without limitation attorneys' fees, associated with such defense, and to pay all damages awarded (or settlement amounts agreed to) in connection with such claim.

9.6In the event that an indemnifying party's ability to operate its respective service is enjoined (or threatened to be enjoined) due to a claim covered by the indemnity obligations set forth in this Section, the indemnifying party will, at its option and expense, either:

a.  Procure the right to use the applicable service;
b.  Replace the infringing or non-compliant material with non-infringing or compliant material provided that such non-infringing or compliant material will not adversely affect or limit the operation or quality of the applicable service;
c.  Modify the infringing or non-compliant material so that it is non-infringing or compliant provided that such non-infringing or compliant material will not adversely affect or limit the operation or quality of the applicable service; or,
d.  If none of the above options are reasonably available after commercially reasonable attempts by the indemnifying party to obtain such option, either party may, at its option, terminate this Agreement.

10. LIMITATION OF LIABILITY

10.1 General Limitations. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, LOST PROFITS OR BUSINESS, OR COSTS OF REPLACEMENT SERVICES AND/OR DELAY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE OR STRICT LIABILITY), ARISING OUT OF THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10.2 Limitations on Direct Damages. IN THE EVENT OF ANY DAMAGES TO EITHER PARTY ARISING OUT OF THIS AGREEMENT, ANY RECOVERY OF DAMAGES BY THE OTHER PARTY SHALL NOT EXCEED THE AMOUNT PAID AND/OR OWED BY CUSTOMER IN THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO DAMAGES. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THE LIMITATION ON AMOUNTS PAYABLE HEREUNDER SHALL APPLY, EVEN IF THE PAYING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF HIGHER AMOUNTS OF DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10.3 Exclusions. The limitations set forth in this Section 10 do not apply to any breach by either party of Section 7 (Non-Disclosure).

11.  FORCE MAJEURE. Neither party shall be held liable for any delay or failure of performance of any part of this Agreement arising out of or resulting from any cause beyond its control and without its fault or negligence, including, without limitation, acts of God, acts or omissions of civil or military authority, government regulations, embargoes, epidemics, war, terrorist acts, riots, civil commotion or civil uprisings, insurrections, fires, explosions, nuclear accidents, strikes, lockouts, power blackouts, earthquakes, floods, hurricanes, tornadoes, volcanic actions, or other similar causes beyond its control. If such delay or failure occurs, the non-delaying party may without penalty elect to: (a) terminate this Agreement if such Force Majeure condition results in a delay or failure to perform which continues for more than thirty (30) days; or (b) suspend such services for the duration of the delaying cause, obtain elsewhere the services to be bought or sold hereunder, and resume performance under this Agreement once the delaying cause ceases. Unless written notice is given within thirty (30) days after such non-delaying party is apprised of the delay or failure, (b) shall be deemed selected.

12.  DISPUTES.

12.1. Informal Resolution. The parties agree that they shall attempt to resolve any dispute regarding any right, obligation, duty, or liability arising out of the provisions of this. Agreement through informal discussions or negotiations prior to resorting to formal dispute resolution procedures contained in Section 12.2 below. If, at any time following the commencement of any such discussions or negotiations, either party determines such discussions or negotiations are not likely to result in a reasonable resolution of the dispute, it may send to the other party a written statement of the issues or problems being discussed or negotiated ("Dispute Statement"). If the dispute has not been resolved within sixty (60) days after the mailing of the Dispute Statement, either party shall have the right to serve a written demand for arbitration upon the other and thereby commence binding arbitration in accordance with the provisions set forth below. The mailing of the Dispute Statement and the passage of sixty (60) days from the date of the mailing of such Dispute Statement shall be conditions precedent to the commencement of any arbitration proceedings hereunder.

12.2. Binding Arbitration.

12.2.1. Within five (5) working days of delivery of a demand, each party shall designate an arbitrator. The two designated arbitrators shall then select a third arbitrator to complete the full arbitration panel within twenty (20) working days, or as otherwise agreed.

12.2.2. The arbitration panel shall commence hearing within sixty (60) days of the selection of the panel. The scope of document production and the enforcement of document requests may be ordered by the arbitrators to the extent economical and reasonable. All discovery requests shall be subject to the proprietary rights of the parties, and the arbitrators shall adopt procedures to protect such rights. Except where contrary to the provisions set forth in this Agreement, the rules of the American Arbitration Association ("AAA") shall be applied; provided, however, that the arbitration need not be conducted under the auspices of the AAA, in which event the fee schedule of the AAA shall not apply.

12.2.3. All costs of arbitration including attorney's fees shall not be recoverable and each Party shall pay one half of the costs of arbitration and the Party's own attorney's fees, except that the arbitration panel may provide for a different allocation of such costs and fees as part of any arbitration decision related to this Agreement.

12.2.4. Unless the parties agree otherwise, the location of any arbitration shall be in New York City, New York.

12.2.5. Unless otherwise agreed in writing, the parties shall continue to honor all commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 12.2.

12.3. Time Limitations. The provisions of this Section 12 shall survive the termination of this Agreement. The commencement of formal dispute resolution procedures (i.e., the delivery of a Dispute Statement), or any other action in law or equity arising out of this Agreement, may not occur more than two (2) years after the event giving rise to the dispute has occurred.

13. GENERAL

 13.1 Publicity. Except as otherwise agreed by the parties, neither party shall issue or release for publication any articles or advertising, or publicity matter relating to the work performed hereunder or mentioning or implying the name of the other party or any Affiliate, or any of their personnel.

13.2 Severability. If any provision of this Agreement or the Agreement is held to be unenforceable, the remaining provisions will remain in effect, to be construed as if the unenforceable provisions were originally deleted.

 13.3 Taxes. Sales, use, gross receipts or other taxes or surcharges (excluding taxes on CINGULAR income) determined by CINGULAR to be due to Federal, state or local taxing jurisdictions on the Customer Information Service provided - under this Agreement (but not including taxes on SMS or Premium SMS services that Cingular provides its Subscribers) shall be separately itemized on the bills rendered by Cingular to Customer and paid by Customer. Should any Federal, state or local jurisdiction determine that additional sales, use, gross receipts or other taxes or surcharges (and interest, penalty and/or surcharges thereon) are due on Customer's provision of the Customer Information Services provided under this Agreement, CINGULAR shall so advise Customer and Customer shall be liable for any such tax, interest, penalty and surcharge. However, if the Customer disagrees with the assessment of any such additional tax, penalty, surcharge and interest, the Customer shall, at its option and expense (including payment of any such assessment prior to final resolution of the issue), have the right to protest the assessment and participate in any legal challenge to such assessment, but shall be liable for any tax, penalty, surcharge and interest ultimately determined to be due. C1NGULAR shall, when requested by Customer and at Customer's expense, cooperate with Customer in any such protest or legal challenge.

13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, this Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto, except as provided in the next succeeding sentence, which consent shall not be unreasonably withheld. If another corporation which is a parent, a wholly-owned or controlled subsidiary of a parent ("Sister Company") or a wholly-owned or controlled subsidiary of one of the parties hereto shall succeed to some or all of the business of the corporation which is a party hereto, such party hereto may assign this Agreement to such parent, subsidiary or Sister Company, without the consent of the other party, if such parent, subsidiary or Sister Company shall expressly undertake in writing the performance of the obligation and duties of the party hereto that it is succeeding pursuant to such assignment. Notwithstanding any other provision in this Agreement, either party may assign this Agreement, in whole or in part, to any entity acquiring substantially all of the stock or assets of such party.

13.5 Bankruptcy. During the term of this Agreement, the filing of any Customer bankruptcy, voluntary or involuntary, or any other event involving an assignment of Customer's assets for the benefit of creditors, shall give CINGULAR the right, at its option, and to the extent allowed by law, to require Customer to make future payments under this Agreement in advance each month, or CINGULAR may suspend or terminate service, if, in its discretion, CINGULAR deems any such measures necessary and appropriate.

13.6 Independent Contractors. Each party agrees that it shall perform its duties, obligations and services hereunder as an independent contractor and not as the agent, employee or servant of the other party. Neither party, nor any person employed or furnished by such party, shall be deemed the agent, employee, or servant of the other party or be entitled to any benefits available to any employees of such other party. Each party has and hereby retains the right to exercise full control and supervision over the performance of its obligations under this Agreement, and retains full control over the employment, supervision, direction, compensation, and termination of all of its employees assisting in the performance of such obligations. Each party shall be solely responsible for all matters relating to the compensation of its respective employees, including payment of all employment taxes and withholdings. Nothing in this Agreement shall be deemed or construed as creating a partnership, joint venture or any similar relationship between the parties.

13.7 Compliance With Law. Each party agrees to perform all of its obligations and undertakings prescribed in this Agreement in compliance with all applicable tariffs, laws, orders, rules and regulations, specifically including, without limitation, all applicable rules and regulations of any regulatory agency having jurisdiction over Customer which may affect the matters covered by this Agreement.

13.8 Third-Party Beneficiaries. This Agreement shall not provide any person or entity not a party to this Agreement with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13.10 Notices. Except as otherwise expressly provided herein, all notices, demands or communications given by either party to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been delivered on the date delivered in person, receipt acknowledged, or deposited, postage prepaid, in the United States or Canada mail, certified mail, return receipt requested, or by courier delivery service for which a receipt is provided, or by telephonic facsimile transmission ("FAX"), transmission confirmation requested by sender, and addressed to such designated representative and address as either party may from time to time provide by written notice to the other party. Unless and until a different designation is made, such representative and address for each party shall be as set forth on the signature page of this Agreement.

13.11 Headings. The headings in this Agreement are for convenience only and shall not be construed to define or limit any of the terms herein or affect the meaning or interpretation of this Agreement.

13.12 Integration. This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof. All other representations, statements, negotiations, understandings, proposals and undertakings, whether oral or in writing, with respect to the subject matter hereof, are superseded and replaced by this Agreement.

13.13 Survival. Any liability or obligation of either party to the other for acts or omissions prior to the expiration or termination of this Agreement or any part hereof, including, without limitation, either party's obligation to make payment for services rendered prior to the effective date of such expiration or termination, shall survive the expiration or termination of this Agreement or any part hereof.

13.14 Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and may not be amended except in writing signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the last date and year noted below.

CINGULAR WIRELESS LLC	CUSTOMER
Signature: by:/s/Brian Hill
Signature: Name: Title: Date:	Name: Title: Date:	Brian Hill Coo 1-8-04

Address:
Glenridge Highlands Two	Address:	506 2nd Ave Suite 410
5565 Glenridge Connector		Seattle WA 98104
Atlanta, GA 30342	Attn:
Facsimile: 206-332-1754
Attn:
Facsimile: 404.236.5431

With a copy to:
Glenridge Highlands Two
5565 Glenridge Connector
Atlanta, GA 30342
Attn: General Counsel Facsimile: ______

EXHIBIT "A"
PREMIUM SMS REVENUE SHARE AND FEES FOR SERVICES

Premium SMS Revenue Share

Customer will receive sixty five percent (65%) of revenue billed by Cingular on behalf of Customer pursuant to this agreement to provide Billing Services related to the use of text messaging services to Cingular subscribers. Cingular will retain the remaining thirty five percent (35%) of such revenue as it fee for the provision of the shortcode and such the Billing Service.

Cingular will provide its traditional billing related Tier I customer service for its subscribers, and shall credit Subscribers with the amount of any charge for Premium SMS messages, which is disputed by the Subscriber. Cingular shall remit to Customer the amount collected from Subscribers for Premium SMS messages sent or received by Subscriber after subtracting credits, applicable taxes as directed by Customer, and Cingular's fees.

Transport Charges

Customer will pay Cingular three cents--($.03) per SMS message sent or received over the connection. This will include fees for messages associated- with Premium SMS events.

Premium Outgoing And/Or Incoming SMS Campaign Service Fees

Shortcode Charges
Shortcodes can be leased for terms of 3, 6, or 12 months. These rates do not apply to intercarrier Shortcode reservations. The lease rates are as follows:

3 Month Lease - $250
6 Month Lease - $300
12 Month Lease - $400

Cingular will provide 3 shortcodes at no charge to Customer throughout the Term for use in testing and related non-revenue-bearing purposes. Also, Cingular will follow standard billing and operating practices for common shortcodes registered by Customer with the (CTIA) industry registry.

Premium SMS Set-up Charges
Cingular shall charge a set-up fee for each establishment of a unique Premium SMS Campaign in the Cingular Billing system. A unique event will be defined as a campaign or event using the same Shortcodes and premium SMS billing rate associated to the Customer. The set-up fee is as follows:

Billing Service Event Charge: $500 per unique event with original set-up

Payment Terms-

Customer shall pay Cingular within 30 days upon receipt of invoice. Cingular shall pay Customer within 45 days of the close of each calendar month for Premium Billing Campaigns.

Exhibit "B"

SHORTCODE (ONLY) REQUEST FORM

This Addendum is for the purpose of requesting and agreeing to provide a Shortcode, as defined in the SMS Connectivity Agreement as entered into by and between Cingular Wireless LLC, a Delaware limited liability corporation ("Cingular"), with and ("Customer") to be effective as of, 200_ (the "Effective Date").

Short Code Reservation Information

Information Categories	Required Information from Customer
Shortcode(s) requested: (Identify by Number and as appropriate any 'Vanity' codes)
Shortcode Use Type: (Identify:
Voting, Polling, Marketing, Alert,
Content Delivery, or other)
Description of Shortcode Use:
Description of Message Flow:
Forecasted Message Volume
(Per Mo.):
Peak Usage Description: (Define data&time if relevant, identify any expected 'spikes)
Proposed Start Date:
Shortcode Request Period (3, 6, or 12 Mos):
Point of Connectivity: (Identify, appropriate 'bind' for Customer)
Prepaids to Include: (All or
Identify as appropriate)
Usage Coverage: (National,
Regional, Local, Venue)
Escalation Procedures: (Point-
* Contact)
Opt-in Requirements Met:

Customer acknowledges and agrees that the services provided hereunder shall be performed pursuant to the SMS Connectivity Agreement between Customer and Cingular.

CINGULAR WIRELESS LLC	`Customer'
Signature:
Signature: ______________	by: /s/Brian Hill
Name: ______________	Name: Brian Hill
Title: ______________	Title: c oo
Date:	Date: 1- 8- zoo4

Exhibit "C"

PREMIUM SMS BILLING AND SHORTCODE REQUEST FORM

This Addendum is for the purpose of requesting and agreeing to provide billing services and Shortcode allocation, as defined in the SMS Connectivity Agreement as entered into by and between Cingular Wireless LLC, a Delaware limited liability corporation ("Cingular"), with and , ("Customer") to be effective as of , 200_ (the "Effective Date").

Premium SMS Billing and Short Code Reservation Information

. Information Categories Shortcode(s) requested: (Identify by Number and as appropropriate any 'Vanity' codes)	Required Information from Customer
Premium Billing Rate:
Revenue Share:
Premium SMS Type: (Identify: Voting, Polling, Marketing, Alert, Content Delivery, or other)
Description of Campaign:
Description of Message Flow:
Message Intervals: (Describe any relevant delays)
Message Confirmation Required:
Event Restrictions:
Forecasted Premium Usage Volume (Per Mo.):
Peak Usage Description: (Define data&time if relevant, identify any expected 'spikes')
Proposed Start and End Dates:
Shortcode and Billing Request Period (3, 6, or 12 Months):
Point of Connectivity: (Identify 'bind' for Customer)
Prepaids to Include: (All or Identify as appropriate)
Usage Coverage: (National, Regional, Local, Venue)
Escalation Procedure: (Point-of-Contact)
Opt-in Requirements Met:

Customer acknowledges and agrees that the services provided hereunder shall be performed pursuant to the SMS Connectivity Agreement between Customer and Cingular.

CINGULAR WIRELESS LLC	`Customer'

Signature: ___________	Name:	Brian Hill
Name: ___________	Title:	coo
Title: ___________	Date:	^ - 2- [0] olf
Date:
Signature: by: /s/Brian Hill

Exhibit 5

Service Level Agreement

Contacts
If the event of connectivity issues, Cingular is concerned about the service levels of the Customer's platforms and connections which will be involved in SMS traffic. As such, Cingular will require the following service level commitments and Customer contacts.

The following contact information will be required to support service levels. The primary contact point will need to be staffed 24 hours per day, 7 days a week.

Name / Title	Role	Phone	Email
(Cell/ Work)
Mobliss Critical	Network Support	206-230-4377	noc-pager@mobliss.com
0perations Support	Operational	(c) 206.356.7557 hernan@mobliss.com (W) 206.332.1749 x6008
Hernan Alvarez	Escalation Point

Additionally, Cingular's operational contact for this effort shall be reached at at the Cingular Data Support Group. The contact information is via email at data.support@cingular.com and via phone at 404.303.6462.

Responsibilities

As necessary to support either a direct connection or a connection to another Cingular determined point of connectivity, Customer will ensure that the following takes place as required by Cingular.

1.	will ensure its systems are SMPP3.4/XML compatible and capable of integrating with Cingular Wireless' SMPP gateway or XML connection.

2.	will ensure its traffic and applications are adequately tested prior to launch on Cingular Wireless' network.

3.	will connect to Cingular Wireless LAB for verification to test and verify functionality.

4.	will make necessary arrangements to establish secure connections with the necessary gateway(s) as per Cingular Wireless' guidelines.

5.
will ensure that its systems do not exceed the pre-determined throttling level of messages per second as established with Cingular Wireless. If the event is expected to generate high peaks in network traffic and responses are required per the requirements of that event, Cingular Wireless reserves the right to determine if the responses are to be sent after all of the messages for the peak event has been delivered. Cingular Wireless will work with the connection point identified in Exhibit A to determine of such a course of action must be taken.

Transaction Failure Resolutions

If a transaction failure occurs, and Customer is first to recognize this fact, they will attempt to retry the transaction based on the agreement prior to the event, though a retry during the event is allowable. For some heavy traffic events, retries may be held off until the initial push of messages has been completed. Cingular Wireless should be notified after the initial retry effort has failed. In the event the transaction is not successful after 5 re-try attempts, Customer will immediately contact Cingular Wireless' operational contact and provide the information shown below:

i.	The time the existence of the transaction failure was recognized.
ii.	Brief technical description of the identified (as identified by Customer personnel) cause for failure.

Cingular Wireless personnel will work with Customer personnel to identify and correct the issue. In the event that Customer is notified by Cingular Wireless of a transaction failure, Cingular Wireless will provide Customer technical and operational contact with relevant information. This notice will include the time the existence of the transaction failure was recognized and a description of the transaction failure. Cingular Wireless personnel will work with Customer personnel to identify and correct the issue(s).

Exclusions

Customer acknowledges and agrees that availability of Cingular Wireless' network may be dependent upon third party providers and licensors. By way of example such dependencies include interne connectivity, power supply, natural calamities. Cingular Wireless will reasonably cooperate with such third parties in resolving any interruption in the availability of the Customer's content to Cingular Wireless and subscribers.

Registered Delivery

Notification of final delivery of messages and/of delivery status may be sent to Customer as a registered delivery. Registered delivery of messages will be determined between Cingular Wireless and Customer prior to the start of an event. This notification may not occur in all instances and across all connectivity points.

Cingular Wireless can request registered delivery for intercarrier traffic but can not guarantee responses from other carriers.

cingular
WIRELESS

January 12, 2004

Cingular Wireless
5565 Glenridge Connector
Suite 1100
Atlanta, GA 30342

Brian Hill
Mobliss
506 2" Ave.
Suite 410
Seattle, WA 98104

Dear Brian:

Greetings. I'm returning the signed copy of the executed contracts from Cingular. We're excited about the opportunity this relationship presents Cingular. Please feel free to contact me if there are any additional questions and concerns.

Regards.

Douglass Britt Cingular Wireless

Attachments: Signed Copy — SMS Connectivity Agreement

AMENDMENT TO
AGREEMENT
BETWEEN
Cingular. Wireless LLC ("CINGULAR")
and
Mobliss, Inc ("Customer")

WHEREAS, the parties entered into an Agreement effective August 12, 2004 ("Agreement"); and

WHEREAS, the Parties wish to modify certain pricing and other terms in the Agreement; and

WHEREAS, the parties desire to amend said Agreement to reflect these intentions;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.	Exhibit D to the Agreement is hereby deleted and the Exhibit D attached hereto is substituted in lieu therefore.
2.	The section Labeled "Transport Charges" in Exhibit A is hereby deleted.

Except as modified herein, all terms and conditions of the Agreement and all Exhibits and Addenda thereto shall remain the same and in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed, sealed and delivered this Addendum in two counterparts.

Exhibit D

Service Level Agreement

Contacts
If the event of connectivity issues, Cingular is concerned about the service levels of the Customer's platforms and connections that will be involved in SMS traffic. As such, Cingular will require the following service level commitments and Customer contacts.

The following contact information will be required to support service levels. The primary contact point will need to be staffed 24 hours per day, 7 days a week.

Name / Title	Role	Phone	Email
(Cell/ Work)

Hernan Alvarez	Operational Escalation Point	(c) 206.356.7557 hernan@mobliss.com (W) 206.332.1749 x6008

Additionally, Cingular's operational contact for this effort shall be reached at the Cingular Data Support Group. The contact information is via email at data.support@cingular.com and via phone at 404.303.6462.

Responsibilities

As necessary to support either a direct connection or a connection to another Cingular determined point of connectivity, Customer will ensure the following as required by Cingular:

1.	its systems are SMPP3.4/XML compatible and capable of integrating with Cingular's SMPP gateway or XML connection.

2.	its traffic and applications are adequately tested prior to launch on Cingular's network.

3.	it will connect to Cingular LAB for verification to test and verify functionality.

4.	it will make necessary arrangements to establish secure connections with the necessary gateway(s) as per Cingular's guidelines.

5.
its systems do not exceed the pre-determined throttling level of 10 messages per second as established with Cingular. If the event is expected to generate high peaks in network traffic and responses are required per the requirements of that event,

1